Exhibit 99.1

For further information contact
Rodger W. Smith 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Commences Consent Solicitation
With Holders of its 9.75% Senior Notes due 2010

Natchez, MS, (March 31, 2008) — Callon Petroleum Company (NYSE: CPE) announced today it has commenced a consent solicitation requesting holders of 9.75% Senior Notes due 2010 to consent to an amendment and supplement to the indenture for the notes to permit the company to contribute its Entrada prospect to an Unrestricted Subsidiary, as defined in the note indenture, for the purpose of entering into a credit facility to develop the prospect.

Callon has entered into an agreement with the holders of $148,158,000 principal amount of the Notes to give their consent to such amendment and supplement. Approval of the amendment and supplement require the approval of holders of $150 million of the notes.  The consent solicitation will remain open until 11:00 a.m., New York City time, on April 4, 2008, unless accelerated or further extended under conditions set forth in the consent solicitation.  Callon will pay a consent fee of $5.00 for each $1,000 of principal amount consenting subject to and as provided in the consent solicitation documents.

The company has retained Global Bondholder Services Corporation to serve as its Tabulation Agent for the consent solicitation.  Requests for documents should be directed to Global Bondholder Services at (866) 470-3800 or (212) 430-3774.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities.  The solicitations are being made solely pursuant to the company’s Consent Solicitation Statement dated March 31, 2008 and the related Letter of Consent.

About Callon Petroleum

Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region.  Callon’s properties and operations are geographically concentrated in Louisiana, and the offshore waters of the Gulf of Mexico.

Forward Looking Statements

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

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